UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a--11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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March 6, 2008

Dear SCPIE Holdings Stockholder:

As you know, there is a very important vote coming up and we urge you to exercise your right as a stockholder and vote FOR the proposed merger with The Doctors Company to ensure the merger is approved. Unfortunately, despite our attempts to correct the ongoing misleading rhetoric being offered by a conflicted ex-board member, Stilwell continues to pepper you with, at best, half-truths. As you consider your alternatives, keep in mind:

•

There is no American Physicians Capital, Inc. (ACAP) offer, despite what Stilwell claims. ACAP’s offer—at the time the SCPIE Board made its determination—was valued at $28 per share in ACAP’s thinly traded and volatile stock.

•

The SCPIE Board determined it was in the best interest of all SCPIE stockholders to move forward with The Doctors Company’s $28 per-share ALL-CASH bid. ACAP was given ample opportunity during the auction to put their best foot forward and they were free to bid more at any time. The fact is that they did not.

•

The Doctors Company offer provides liquidity, certainty and excellent value now. In today’s volatile markets, we believe that cash is indeed king and preferable to an equally valued proposition made with a thinly traded security. Furthermore, the high degree of uncertainty in closing a transaction with ACAP, for all of the reasons outlined in our previous correspondence and in our proxy materials, could have resulted in no transaction materializing and a substantial devaluation of SCPIE in the aftermath of a failed ACAP transaction.

•	The Doctors Company bid gives you a substantial premium for your shares—all of it in cash.

•

If this transaction is not approved, we could all suffer. We will be stuck in a very competitive marketplace, with very little possibility of increasing our A.M. Best rating until 2010, and no guarantee of ACAP or any other potential bidder making a competitive offer for SCPIE. In fact, if the stock price drops back down substantially in the event this transaction is not approved, what motivation would anyone, let alone a bidder like ACAP, who refused to improve its final offer during a competitive auction process, have to bid more?

Ask yourself, which would you rather have?

$28 PER SHARE OF CASH FOR EACH OF YOUR SCPIE SHARES—A PREMIUM OF OVER 31% FROM A WEEK BEFORE THE DEAL WAS ANNOUNCED

or

A non-existent, illusory non-cash offer of a thinly traded stock in a Michigan company, virtually unknown to California insureds, with little or no revenue growth, and no experience in the competitive California market.

Please vote FOR the merger proposal by telephone, Internet or mail today. We ask that you ignore Stilwell’s gold cards and reject his self-serving diatribe. If you have already returned a gold card, you can change your vote by returning the enclosed WHITE card, as it is your latest dated proxy that counts. Take a brief moment now and vote your shares by telephone or Internet today!

We appreciate your support and apologize in advance for all the mail you are receiving, but please remember this vote is extremely important to SCPIE and to the value of your shares.

Sincerely,

Mitchell S. Karlan MD Chairman, Board of Directors

If you have any questions, please call MacKenzie Partners

at the numbers listed below

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: 212/929-5500

or

Toll-Free: 800/322-2885

Additional Information and Where to Find It

On January 30, 2008, SCPIE filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with its proposed acquisition by The Doctors Company. The proxy statement has been mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the definitive proxy statement SCPIE filed with the SEC on January 30, 2008, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition is in the definitive proxy statement.